Exhibit 99.1
Press Release
For Immediate Release

Guaranty Bank & Trust Opens
Full-Service Location in Austin

MOUNT PLEASANT, Texas, November 30, 2017 / GlobeNewswire/ -- Guaranty Bancshares, Inc., (NASDAQ: GNTY), the parent company of Guaranty Bank & Trust, N.A., today announced the opening of its twenty-seventh banking location at 7004 Bee Caves Road, Suite 315, in Austin. Initially opened as a loan production office in September, this location was approved on November 7 by the Office of the Comptroller of the Currency for conversion into a full-service banking location. Guaranty has also secured a long-term lease on a facility in downtown Austin for its permanent site, which will be available in the second quarter of 2018.
Travis Brown, who has over 12 years of commercial banking experience in Austin, serves as President of Guaranty’s Austin market. With extensive knowledge of the area and expertise in corporate banking and commercial real estate, Brown has built strong customer relationships with local business owners and real estate investors.
Ty Abston, Chairman of the Board and Chief Executive Officer, said, “We are excited to be part of the growing Austin market. This move marks the beginning of Guaranty’s expansion strategy in the Austin area. For 100 years, Guaranty has provided a strong community banking platform and built lasting relationships throughout Texas. This history is the foundation for our continuing and active engagement as a good corporate citizen in the communities we serve.”
Brown added, “We are very excited to have approval for full-service banking in Austin and to obtain a downtown location. This is an excellent opportunity to offer the full slate of products and services Guaranty provides to the Austin market. We are a strong community bank that focuses on the success of our customers, building relationships that support the local community.”
An Austin native, Brown grew up in Westlake Hills. He received his Bachelor of Business Administration in Management from St. Edwards University in Austin and is scheduled to receive his Masters in Business Administration at the University of Texas in Austin in December. From 2004 – 2006, he served as an infantryman in the United States Marine Corps. Brown is active in various community and charitable organizations in Austin. He currently serves in various capacities with the Real Estate Council of Austin, Austin Chamber of Commerce, and the Dell Children's Trust, as well as being an alumnus of Leadership Austin, the Austin Young Chamber of Commerce, and the Young Texan Society.
About Guaranty Bancshares
Guaranty Bancshares, Inc. is a bank holding company that conducts commercial banking activities through its wholly-owned subsidiary, Guaranty Bank & Trust, N.A. One of the oldest regional community banks in Texas, Guaranty Bank & Trust provides its customers with a full array of relationship-driven commercial and consumer banking products and services, as well as mortgage, trust, and wealth management products and services. Guaranty Bank & Trust has 27 banking locations across 18 Texas communities located within the East Texas, Dallas/Fort Worth and Central Texas regions of the state. As of September 30, 2017, Guaranty had total assets of $1.9 billion, total loans of $1.3 billion and total deposits of $1.6 billion. Visit www.gnty.com for more information.
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Contact Information:
Cappy Payne
Senior Executive Vice President & CFO
Guaranty Bancshares, Inc.
(888) 572-9881
Investors@gnty.com